SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 29, 2006
MAXXAM INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or other jurisdiction of incorporation)
1-3924
(Commission File Number)
95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 975-7600
Not Applicable
(Former name, former address and
former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously disclosed, on May 8, 2006, the North Coast Regional Water Quality Control Board (“North Coast Water Board”) adopted watershed-wide waste discharge requirements for the Freshwater and Elk River watersheds found on the timberlands of the Registrant’s wholly owned subsidiary, Scotia Pacific Company LLC (“ScoPac”). The North Coast Water Board’s decision had the effect of allowing harvesting in these two watersheds in 2006 and future years to begin once timber harvest plans (“THPs”) were reviewed and enrolled by the staff of the North Coast Water Board, up to approximately 50% of the harvest limit established by the California Department of Forestry and Fire Protection (“CDF Harvest Limit”) for these two watersheds. The North Coast Water Board’s decision also allowed the enrollment of additional THPs, bringing the total to approximately 75% of the CDF Harvest Limit for these two watersheds, upon approval of a monitoring and reporting program by the Executive Officer of the North Coast Water Board staff. On September 29, 2006, the monitoring and reporting program was approved, which has the effect of allowing enrollment by the staff of the North Coast Water Board of the additional THPs for these two watersheds planned for harvest in 2006. This monitoring and reporting program will also govern future THPs in these two watersheds. While ScoPac continues to project that its annual harvest level over the ten-year period beginning 2006 will be approximately 100 million board feet, this projection is significantly below historical annual harvest levels, and actual harvest levels may be even lower, depending on the ultimate outcome of various assumptions.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.
Date: October 4, 2006	By:	/s/ Bernard L. Birkel
		Name:	Bernard L. Birkel
		Title:	Secretary and Senior Assistant General Counsel